EXHIBIT 99.1


CONTACT:  DENNIS L. GATES
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (949) 425-4531


                    SAFEGUARD ANNOUNCES FIRST QUARTER RESULTS


ALISO VIEJO, CALIFORNIA (MAY 10, 2004) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced results for the first quarter ended March 31, 2004.

In commenting on the first quarter results, James E. Buncher, SafeGuard's president and chief executive officer, said, "We are pleased to report increased earnings compared to the same quarter last year and the preceding quarter. The increases in revenue and earnings are primarily due to the acquisition of Health Net Dental and Vision and the continuing integration of that business into our existing operations. The acquired business was similar to our existing California operations and was located close to our National Service Center, which enabled us to quickly begin realizing economies in administrative expenses. We continue to believe that our competitive position is improving in all three of our primary geographic markets - California, Florida and Texas."

Revenue for the three months ended March 31, 2004, was $43.5 million, compared with $21.9 million for the same period in 2003, an increase of 99%. Operating income increased to $1.9 million for the first quarter of 2004, compared to $465,000 for the same period in the prior year. The Company reported net income of $1.1 million, or $0.03 per share, for the quarter ended March 31, 2004, compared with net income of $444,000, or $0.01 per share, for the same period last year.

SafeGuard Health Enterprises, Inc. is committed to the dental and vision business, with nearly 30 years of experience. The Company provides dental and vision HMO, PPO, indemnity and ASO products to approximately 1.5 million members primarily in California, Florida and Texas. For more information, visit SafeGuard's web site at www.safeguard.net.
                            -----------------

SafeGuard notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond SafeGuard's control, include those risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and the Company's Current Reports on Form 8-K, all on file with the U.S. Securities and Exchange Commission.

              SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                ------------------------
                                                   2004         2003
                                                -----------  -----------
Premium revenue, net                            $   43,496   $   21,912
Health care services expense                        31,195       15,093
Selling, general and administrative expense         10,383        6,354
                                                -----------  -----------
  Operating income                                   1,918          465

Investment and other income                            122           79
Interest expense                                      (356)        (100)
                                                -----------  -----------
Income before income taxes                           1,684          444
Income tax expense                                     575           --
                                                -----------  -----------
  Net income                                    $    1,109   $      444
                                                ===========  ===========

Net income per share:
  Basic                                         $     0.03   $     0.01
  Diluted                                             0.03         0.01

Weighted average shares outstanding:
  Basic                                             35,758       35,693
  Diluted                                           49,768       35,989

RECONCILIATION OF OPERATING INCOME TO EBITDA:
Operating income                                $    1,918   $      465
Depreciation and amortization of property
  and equipment and intangible assets                1,073          420
                                                -----------  -----------
Earnings before interest, taxes, depreciation
  and amortization (EBITDA)                     $    2,991   $      885
                                                ===========  ===========

              SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                 MARCH 31,   DEC. 31,
                                                    2004       2003
                                                 ----------  ---------
Cash and short-term investments                  $   29,266  $  28,199
Total current assets                                 37,037     37,104
Restricted investments in marketable securities       2,940      2,932
Total assets                                         70,527     71,238
Total current liabilities                            21,819     23,588
Long-term debt and other long-term liabilities       23,669     23,760
Stockholders' equity                                 25,039     23,890


                                      -END-